EXHIBIT 23.6

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated April 1, 1996, with respect to the financial statements of CS Wireless Systems, Inc. and subsidiaries (formerly ACS Ohio, Inc.) and certain assets of Atlantic Microsystems, Inc., ACS Ohio, Inc. and subsidiaries and ACS California, Inc. and subsidiary included in Amendment No. 2 to the Registration Statement (Form S-1 Registration No. 333-3288) and related Prospectus of CS Wireless Systems, Inc. for the registration of $400,000,000 of 11 3/8% Series B Senior Discount Notes due 2006.


                                          Ernst & Young LLP


Philadelphia, Pennsylvania
September 26, 1996